TIDAL TRUST II 485BPOS

Exhibit 99.(p)(xxiv)

Section 8   Code of Ethics

8.01       Introduction

As an investment adviser, Convexitas has implemented and adopted a Code of Ethics (the “Code”) that all Employees are expected to uphold. The Firm has a fiduciary duty to place the interests of its Clients before the interests of the Firm and its Employees. In addition, Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment. The Code incorporates the following general principles, which all Employees are expected to uphold:

●	We must at all times place the interests of our Clients before the interest of the Firm and its Employees or any other interests.

●	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

●	Employees must not take any inappropriate advantage of their positions at the Firm.
●	Information concerning the identity of securities and financial circumstances of our Clients must be kept confidential.

●	Independence in the investment decision-making process must be maintained at all times.
●	Employees must comply with the letter and spirit of laws and regulations applicable to the operation of the Firm and its Clients.

●	Violations of law or regulation by Employees that relate to matters of trust and confidence or securities law or regulation in their conduct outside of their employment may affect their fitness for duty as Employees of a firm with fiduciary responsibility and high ethical standards.

8.02       Covered Persons

The Code applies to all Employees, which for the purpose of the Code includes all the Firm’s supervised persons (collectively, “Covered Persons”). The Firm’s supervised persons consists of directors, officers and partners (or other persons occupying similar status or performing similar functions); all Employees and any other person who provides investment advice to Clients on behalf of the Firm and is subject to the Firm’s supervision and control.

At the discretion of the CCO, certain other individuals, including contractors and interns may be subject to the Code for the duration of their engagement with the Firm. Anyone who by virtue of their access to information may be considered a Covered Person as defined by SEC Rule 204A-1 will be subject to the Code (see Section 6.02).

8.03       Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Covered Persons to comply with applicable federal securities laws. These laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the SEC under any of these statutes, the BSA as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Further, Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

●	To defraud such client in any manner;

●	To mislead such client, including making a statement that omits material facts;

●	To engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client:

●	To engage in any manipulative practice with respect to such client; or

●	To engage in any manipulative practice with respect to securities, including price manipulation.

8.04	Conflicts of Interest

As a fiduciary, the Firm and all Covered Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. With this duty, the Firm and its Code Persons can achieve this obligation by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. A “conflict of interest” may occur when a Code Person’s private interests may be inconsistent with the interests of the Firm’s clients and/or his/her service to the Firm. Additionally, Covered Persons must try to avoid situations that have even the appearance of conflict or impropriety.

Conflicts Among Client Interests. Conflicts of interest may arise where the Firm or its Covered Persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Covered Persons). The Firm prohibits inappropriate favoritism of one Client over another Client that would constitute a breach of fiduciary duty.

Competing with Client Trades. The Firm prohibits Covered Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing or selling such securities.

8.05	Personal Brokerage Accounts

The term “personal account” means any securities account in which a Covered Person has any direct or indirect “beneficial ownership,” and includes the personal accounts of a Covered Person’s immediate family members (including any relative by blood or marriage) either living in the Covered Person’s household or financially dependent on the Covered Person.

A Covered Person is deemed to have beneficial ownership if the Covered Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant p ersonal account. Employees are expected to provide the relevant personal account statements for spouses and immediate relatives living with the Employee whom would benefit from any Personal Account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

8.06	Reportable Securities

The term “Reportable Securities” includes all securities defined as such under the Advisers Act and includes:

●	Debt and equity securities;

●	Derivatives on securities, on indices, and on currencies;

●	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs;

●	Foreign unit trusts and foreign mutual funds;

●	Exchange Traded Funds (“ETFs); and

●	Reportable funds including any open-end funds, or unit investment trusts which are advised or sub-advised by the Firm or an affiliate of the Firm.

The term Reportable Securities, however, does not include the following (“Non-Reportable Securities”):

●	Direct obligations of the U.S. government (e.g., treasury securities);

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of open-end mutual funds that are not advised or sub-advised by an affiliate of the Firm; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by an affiliate of the Firm.

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

8.07	Personal Securities Transactions

The Firm requires all Covered Persons to strictly comply with the Firm’s policies and procedures regarding personal securities transactions by Covered Persons. In general, the Firm’s Covered persons are prohibited from trading any security whose ticker appears on the Firm’s Restricted List, Limited or Private Offerings, and participating in any Investment Clubs (collectively, “Restricted Securities”) in personal accounts without the written pre-approval of the CCO (see Exhibit F for pre-approval form).

●	Initial Public Offerings 一 Prohibition. Covered Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in an initial public offering.

●	Limited or Private Offerings — Pre-Clearance. Covered Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in a limited or private offering, without the written pre-approval of CCO, which the CCO may deny for any reason.

In determining whether to grant permission for such limited or private placement, the CCO shall consider, among other things, whether such offering should be reserved for a Client and whether such transaction is being offered to the person because of his or her position with the Firm.

If you have any question as to whether a possible investment is an initial public offering or a limited or private placement, please consult with the CCO.

●	Restricted List - Pre-Clearance. The Firm maintains a list of restricted securities. Covered Persons are prohibited from purchasing or selling those securities while they are on the restricted list without the prior approval of the CCO. Securities may be place on the restricted list for a variety of reasons, including securities that are being considered for the purchase or sale on behalf of any Client account. Any security held in the personal account of a Covered Person which is subsequently added to the Firm’s Restricted List may continue to be held but must not be transacted in without the pre-approval of the CCO.

●	Prohibition on Participation in Investment Clubs - Pre-Clearance. Covered Persons are prohibited from participating in or making investments with or through any investment club or similar association or entity except with the specific, advance written approval of the CCO. If you have any doubt or uncertainty as to whether a particular association or entity is an investment club, you should ask the CCO before you become in any way involved with the association or entity.

For the avoidance of doubt, the only securities that required pre-clearance are: (i) limited or private offerings; (ii) participation in investment clubs; or (iii) securities included on the Firm’s Resiricied List.

●	Non-Restricted Securities. Any security not included as a “Restricted Security” above is considered a non-restricted security and does not require pre-approval. Covered Persons must still report all transactions in Reportable Securities on quarterly and annual transaction reports even if the transactions did not require pre-approval. Covered Persons are reminded that they are still prohibited from trading-ahead in non-restricted securities (i.e., trading a security that is non-restricted but the employee has knowledge of an impending client order.)

Covered Persons are also responsible for ensuring that the personal account activities of immediate family members living in their household or financially dependent on the Covered Person are aware of this policy and adhere to it. Covered Person’s must exercise good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

Should it be determined that a Covered Person transacted in Restricted Securities in contravention of the above requirements, the Covered Person could be subject to disciplinary action including being forced to sell the security, being required to disgorge profits, potentially losing their personal account investing rights and or termination of employment.

8.08	Initial and Annual Holdings Reports

Covered Persons must submit an Initial and Annual Report of Holdings Form (attached as Exhibit G), sign its attestation, and deliver it to the CCO no later than 10 days after becoming an Access Person and within 30 days following the end of each fiscal year. The information must be current and as of a date no more than 45 days prior to the date of becoming a Covered Person or the end of a particular fiscal year. Each such report must contain, at minimum:

●	All Reportable Securities included in Section 8.06 above.

●	The title and type of security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each security in any personal account;

●	The name of any broker, dealer or bank with which the Covered Person maintains any personal account; and
●	The date on which the Covered Person submits the report.

8.09	Quarterly Transaction Reports

Employees must submit to the CCO a Quarterly Transaction Report (attached to this Compliance Manual as Exhibit H) no later than 30 days after each quarter end listing Reportable Securities transactions in any personal account, not just transactions with respect to Restricted Securities. The report must contain the following information for each transaction:

●	The date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was affected;
●	The name of the broker, dealer or bank with or through which the transaction was affected;

●	Whether any new accounts have been opened during the quarter; and
●	The date on which the Covered Person submits the report.

8.10	Exceptions from Personal Trading Reporting Requirements

A Covered Person need not submit:

●	Any reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place;

●	Managed accounts may be excluded from the reporting requirement if it is determined that the Covered Person has no direct or indirect influence or control of the account. In order to exclude the account from the reporting requirement and to document the facts, the Covered Person must inform the CCO of the relationship and provide documentary evidence from the third-party manager that the Covered Person does not have discretionary authority over the account.

8.11	Prohibited Purchases, Sales and Practices

Timing of Personal Transactions. No Covered Person may directly or indirectly purchase or sell in a personal account any security in which the Covered Person knows or reasonably should know that the security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client account; or (ii) is being actively purchased or sold on behalf any Client account.

If the Firm is purchasing or selling or considering for purchase or sale any security on behalf of a Client, no Covered Person may effect a transaction in that security prior to the Client purchase or sale having been completed by the Firm or until a decision has been made not to purchase/sell the security on behalf of a Client account.

Improper Use of Information. No Covered Person may use his or her knowledge about the securities transactions or holdings of a Client account in trading for any personal account. Any investment ideas developed by a Covered Person applicable to any client mandate must be made available to Client accounts before the Covered Person may engage in personal transactions based on these ideas.

Improper Circulation of Rumors. No Covered Person may originate or circulate any rumor concerning any security that the Covered Person knows or has reasonable grounds for believing is false or misleading and is likely to improperly influence the market price of a security. The following activities are not prohibited:

●	Discussion of rumors that are published by widely circulated;

●	Discussion of rumors among other financial services professionals when discussing market or trading conditions; and

●	Discussion with others for the purpose of verifying or inquiring into the truthfulness or accuracy of a rumor.

8.12	Legal or Regulatory Proceedings

All Firm personnel (including, but not limited to, Access Persons) will immediately notify the CCO if they become the subject of a complaint or legal action involving:

●	Any arrest, summons, subpoena, indictment or conviction for a criminal offense;

●	An investigation or governmental proceeding;

●	Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

●	Any litigation or arbitration;

●	Any bankruptcy proceedings; or

●	Any other disciplinary event which the Firm personnel believes may be material to their employment at the Firm.

8.13	Confidentiality

The Firm generates, maintains and possesses information that we view as proprietary, and it must be held strictly confidential by our Employees. This information includes but is not limited to: Client lists and information about our Clients generally; investment positions; research analyses and trading strategies; Firm and or Client performance data; internal communications; legal advice; trading and reconciliation process; risk calculation methodology; product design; computer source code, and computer access credentials. Employees may not use proprietary information for their own benefit or for the benefit of any party other than the Firm.

In addition, Employees may not disclose proprietary information to anyone outside the Firm, except in connection with the business of the Firm and in a manner consistent with the Firm’s interests or as required by applicable law, regulation or legal process after notice to the Firm’s senior management. Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Firm, its Clients, and the Employee who breached the confidence.

In order to safeguard the Firm’s proprietary information (as well as Client information), the Firm has adopted Privacy Policies and Procedures. In addition, Employees are expected to abide by the following:

●	Never remove any proprietary information from the Firm’s premises, unless necessary for business purposes (and, if so, the information must be kept in the possession of the Employee or in a secure place at all times and returned promptly to the Firm’s premises);

●	Never save firm electronic documents to personal devices. Firm electronic documents may only be saved in the firm’s approved systems and manipulated from the employee’s assigned virtual desktop.

●	Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by the Firm;

●	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

●	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

●	Never disclose computer or voicemail passwords or website access codes to anyone else at the Firm or outside the Firm; and

●	Never share confidential information with anyone at the Firm or its affiliates except on a need-to-know basis.

The Firm’s restrictions on the use of proprietary information continue in effect after termination of an Employee’s employment with the Firm. Any questions regarding the Firm’s policies and procedures on the use of proprietary information should be brought to your manager or the CCO.

8.14	Outside Activities

The Firm encourages its employees to participate in outside activities including assisting non-profit or charitable organizations; however, it is important to be mindful of any potential conflicts of interest and to make sure that all outside activities are properly disclosed as discussed below.

Covered Persons must disclose outside business activities: (i) upon becoming subject to the Code, (ii) prior to engaging in any outside business activity whether the activity requires pre-approval, and (iii) on an annual basis.

A Covered Person’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, Covered Persons are prohibited from serving on the boards of directors of any outside company, unless the service has been approved in writing by the CCO. In addition, any Covered Person serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

To the extent there is scope for potential conflicts of interest with a client or potential client, the Firm discourages Covered Persons from (i) engaging in outside business ventures (such as consulting engagements and serving on the board or investment committee of a nonprofit company); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Covered Person’s duties at the Firm. Accordingly, an Employee must obtain pre-approval from the CCO prior to engaging in any of these activities.

Should a Covered Person receive approval for outside business activities, it is the Covered Person responsibility to ensure that any receipt of material non-public information through the outside relationship is disclosed to the CCO immediately. The CCO will then take any necessary measures to restrict any trading activity based upon the acquired information.

8.15	Charitable Contributions

Covered Persons may make charitable contributions on their own behalf as an individual but may not use or in any way associate the Firm’s name with such contributions or payments. Covered Persons should be mindful of these general principals when making donations to charities sponsored by Clients.

Charitable contributions must be pre-approved by the CCO if:

●	solicited or directed by a Client or prospective client;

●	made on behalf of a Client or prospective client;

●	made for the purpose of influencing the award or continuation of a business relationship with such a Client or prospective client.

All Firm charitable contributions to organizations that are not Clients may be contributed and do not require pre-approval from the CCO, unless the contribution is more than $50,000.00. Any questions as to the appropriateness of charitable contributions should be discussed with the CCO.

8.16	Social Media

Employees are prohibited from posting or otherwise disseminating information on Social Media about or concerning the Firm or its business other than in compliance with the Social Media Policy (attached as Appendix D) or otherwise with the prior consent of the CCO. Notwithstanding the foregoing, Employees are permitted to reference the Firm’s name, their formal job title and dates of employment on professional networking sites (e.g., LinkedIn). However, employees may not disclose any other information regarding their job function or the Firm’s business on such sites other than in compliance with the Social Media Policy.

The Firm reserves the right to use social media for official purposes in conjunction with the CCO’s approval. Individual employees may share or repost any Firm approved communications or content. In instances where a third party prepares content including Convexitas (e.g. Conference Promotion, Speaking Engagements, etc.) employees may share or repost information that the Firm deems to be appropriate.

In addition, employees should show proper consideration for others’ privacy and for topics that may be considered objectionable or inflammatory, such as politics and religion. Employees should avoid posts that could be construed as ethnic slurs, personal insults, obscenity, or otherwise unprofessional. Employees must be aware that, even when acting in a personal capacity, their conduct may be associated with Convexitas and inappropriate conduct could be damaging to the Firm’s reputation and business. As such, Convexitas employees are expected to communicate in a professional and appropriate manner at all times.

Any changes to the Firm’s website shall be made in compliance with protocols approved by the CCO or otherwise only after prior review and approval by the CCO.

If the Firm has any reason to believe that an employee is using any form of Social Media in a manner that is inconsistent with this policy, the Firm may review such form of Social Media (whether owned or maintained by such employee or by others). As a result, each employee hereby irrevocably grants the Firm access to review such Social Media, and hereby waives any expectation of, or right to, privacy with regard to the Social Media in question.

8.17	Gifts and Entertainment

In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. Some types of gifts and entertainment require the approval of the CCO via email or via written disclosure form.

●	Gifts: No Covered Person may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $500, from any person or entity that does business with or on behalf of the Firm. No Covered Person may give or offer any gift of more than de minimis value to existing Clients, prospective Clients, or any entity that does business with or on behalf of the Firm. Notwithstanding the foregoing, no Covered Person may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.

●	Entertainment: No Covered Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Covered Persons may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that a Covered Person reasonably expects to exceed a de minimis value must be approved in advance by the CCO.

●	Cash: No Covered Person may give or accept cash gifts or cash equivalents to or from a Client, prospective Client, or any entity that does business with or on behalf of the Firm.

●	Government Officials: No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Covered Person without the prior written approval of the CCO. Please see Section 4.09 above for additional information on the FCPA.

●	Union Officials: Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, Covered Persons must receive pre-approval for gifts and entertainment provided to such persons.

●	Reporting: Each Covered Person must report (either by submitting Exhibit I to this Compliance Manual via e-mail or in written form) to the CCO any gifts or entertainment received in connection with the Covered Person’s employment that the Covered Person reasonably believes exceeded the de minimis value. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Covered Person.

●	Solicited Gifts: No Covered Person may use his or her position with the Firm to obtain anything of value from a Client, supplier, person to whom the Covered Person refers business, or any other entity with which the Firm does business.

●	Referrals: Covered Persons may not make referrals to Clients (e.g., of accountants, attorneys, or the like) if the Covered Person expects to personally benefit in any way from the referral.

Covered Persons are required to attest to their understanding of the Gifts and Entertainment policies and procedures on not less than an annual basis using Exhibit J of this Compliance Manual.

8.18	Insider Trading Policy

Covered Persons must comply with all laws and regulations concerning insider trading and with the Firm’s prohibition against insider trading. The purchase and sale of securities, or providing advice with respect to the purchase or sale, while possessing material non-public Information, or “inside Information ,” of any sort relating to such securities, whether obtained in the course of research activities, through a Client relationship or otherwise, or the communication of such information to others, is prohibited by state and federal law and is strictly prohibited by the Firm. The Firm’s complete insider trading policy can be found in Appendix A: Insider Trading Policy.

8.19	Surveillance and Violations of the Code

Each calendar quarter, the CCO or his/her designee will conduct a review of personal trading compliance pursuant to the Code. The CCO reserves the right to deliver a report of transactions to the Covered Person’s supervisor on a regular basis or as needed to investigate potential inapproprite trading activity.

Every Covered Person must immediately report any actual or potential violation of the Code to the CCO or, in the CCO’s absence the CIO. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Covered Person who reports a violation of the Code in good faith as any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

8.20	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

●	The Covered Person seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the Covered Person seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Covered Person;

●	The CCO believes that the exception would not harm or defraud the Firm or its Clients, violate the general principles stated in the Code or compromise the Covered Person’s or the Firm’s fiduciary duty to any Client; and

●	The Covered Person provides any supporting documentation that the CCO may request from the Covered Person.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

8.21	Recordkeeping

The books and records that are required to be maintained include the following:

●	A copy of the Code that is currently in effect, or at any time within the past six years was in effect;

●	A record of any violation of the Code, and of any action taken as a result of the violation;

●	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past six years was, a Covered Person;

●	A record of each report made by a Covered Person, including any brokerage confirmations and brokerage account statements obtained from Covered Persons;

●	A record of the names of persons who are not currently, or within the past six years were, Covered Persons as all Employees are presumed to be covered by the code; and

●	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least six years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

8.22	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

8.23	Acknowledgement of Receipt and Compliance

The Firm will provide each Covered Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Covered Person must provide the CCO with a written acknowledgement by signing the Annual Compliance Acknowledgement Form (attached to this Compliance Manual as Exhibit A) evidencing the fact that such Covered Person has received and reviewed, and understands, the Code.